Fee Revenues [1]	2Q09	2Q10	Type
Proxy	**Equities**	$ 27.0	$ 25.5	RC
	Stock Record Position Growth	*-3%*	*-5%*	
	Pieces	*26.8*	*26.2*	
	Mutual Funds	$ 9.4	$ 78.0	ED
	Pieces	*12.3*	*105.7*	
	Contests/Specials	$ 6.7	$ 3.6	ED
	Pieces	*8.8*	*4.3*	
	Total Proxy	$ 43.1	$ 107.1	
	Total Pieces	*47.9*	*136.2*	
	Notice and Access Opt-in %	*62%*	*66%*	
	Suppression %	*47%*	*56%*	
Interims	**Mutual Funds (Annual/Semi-Annual Reports/Annual Prospectuses)**	$ 17.3	$ 19.7	RC
	Position Growth	*6%*	*6%*	
	Pieces	*104.6*	*111.9*	
	Mutual Funds (Supplemental Prospectuses) & Other	$ 11.6	$ 10.5	ED
	Pieces	*69.2*	*54.5*	
	Total Interims	$ 28.9	$ 30.2	
	Total Pieces	*173.8*	*166.4*	
Transaction Reporting	**Transaction Reporting**	$ 32.1	$ 34.3	RC
Fulfillment	**Post-Sale Fulfillment**	$ 18.6	$ 18.2	RC
	Pre-Sale Fulfillment	$ 9.8	$ 8.6	ED
	Total Fulfillment	$ 28.4	$ 26.8	
Other Communications	**Other - Recurring**	$ -	$ 3.0	RC
	Other - Event-Driven [2]	$ 11.2	$ 7.6	ED
	Total Other	$ 11.2	$ 10.6	
	Total Fee Revenues	$ 143.7	$ 209.0	
	Total Distribution Revenues	$ 151.8	$ 184.3	
	Total Revenues as reported - GAAP	$ 295.5	$ 393.3	
	Total RC Fees	$ 95.0	$ 100.7	
	Total ED Fees	$ 48.7	$ 108.3	

		2Q09	2Q10	FY10 Ranges Low	FY10 Ranges High
Key Revenue Drivers	Sales	*1%*	*4%*	*3%*	*4%*
	Losses	*0%*	*-2%*	*-1%*	*-1%*
	Net New Business	***1%***	***2%***	***2%***	***3%***
	Internal growth	***1%***	***-1%***	***0%***	***0%***
	Event-Driven	*-3%*	*20%*	*5%*	*6%*
	Acquisitions	*0%*	*1%*	*1%*	*1%*
	Distribution	*-2%*	*11%*	*3%*	*3%*
	TOTAL	***-3%***	***33%***	***11%***	***13%***

Broadridge

ICS Key Segment Revenue Stats
RC= Recurring
ED= Event-Driven
Exhibit 99.3
(1)
As of 1Q09, these items represent fee revenues only and exclude distribution revenues which are set out separately.  The historical numbers have been adjusted to exclude distribution revenues.
(2)
Other includes 3.7M pieces for 2Q09 and 3.1M pieces for 2Q10 primarily related to corporate actions.

2Q09	2Q10	Type
Equity				
Transaction-Based	**Equity Trades**	$ 69.5 [4]	$ 60.0	RC
	Internal Trade Volume [1]	*1,632*	*1,482*	
	Internal Trade Growth	*10%*	*-9%*	
	Trade Volume (Average Trades per Day in '000) [2] [3]	*1,698*	*1,518*	
Non-Transaction	**Other Equity Services**	$ 48.7	$ 47.7	RC
	Total Equity	$ 118.2	$ 107.7	
Fixed Income				
Transaction-Based	**Fixed Income Trades**	$ 13.8	$ 11.9	RC
	Internal Trade Volume [1]	*298*	*264*	
	Internal Trade Growth	*24%*	*-12%*	
	Trade Volume (Average Trades per Day in '000) [3]	*299*	*276*	
Non-Transaction	**Other Fixed Income Services**	$ 7.5	$ 7.9	RC
	Total Fixed Income	$ 21.3	$ 19.8	
Outsourcing	**Outsourcing**	$ 7.0	$ 6.3	
	# of Clients	*6*	*7*	
	Total Revenues as reported - GAAP	$ 146.5	$ 133.8	

Key Revenue Drivers	2Q09	2Q10	FY10 Ranges Low	FY10 Ranges High
Sales	8%	5%	6%	6%
Losses	-4%	-4%	-5%	-5%
Net New Business	**4%**	**1%**	**1%**	**1%**
Transaction & Non-transaction	9%	-5%	-3%	-1%
Concessions	-3%	-5%	-4%	-4%
Internal growth	**6%**	**-10%**	**-7%**	**-5%**
Acquisitions	1%	0%		
TOTAL	**11%**	**-9%**	**-4%**	**-2%**

Broadridge

SPS and Outsourcing Key Segment Revenue Stats
RC= Recurring
ED= Event-Driven
(1) 2Q09 Internal Trade Volume previously was reported as 1,693 and 267 for Equities and Fixed Income, respectively.  YTD 09 Internal Trade Volume previously was reported as 1,597 and 269 for Equities and Fixed Income, respectively.  These numbers were adjusted to reflect Losses and Sales in order to present consistent business for the purpose of calculating internal trade growth.
(2) Equity Trade volume adjusted to excludes trades processed under fixed priced contracts.  Management believes excluding this trade volume presents a stronger correlation between trade volume and Equity Trade revenue.
(3) Prior Year's trade volume re-stated for comparability.
(4) 2Q09 Equity Transaction-Based and Non-Transaction revenue, previously reported as $70.0M and $48.2M respectively, has been restated to reclassify certain revenues between categories.